Exhibit 2

EXECUTION COPY

TENDER AND VOTING AGREEMENT

This TENDER AND VOTING AGREEMENT (this “Agreement”), dated as of October 22, 2012, by and among Toyota Industries Corporation, a corporation formed under the laws of Japan (“Parent”), Industrial Components and Attachments II, Inc., a corporation formed under the laws of Delaware and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and each of the persons listed on Schedule A hereto (collectively, the “Company Shareholders” and each, a “Company Shareholder”) of Cascade Corporation, a corporation formed under the laws of the state of Oregon (the “Company”). Any capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed to such terms in the Merger Agreement, as defined herein.

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Company Shareholder is (i) the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of such number of shares of common stock, par value $0.50 per share, of the Company (“Company Common Stock”) set forth opposite such Company Shareholders’ name on Schedule A (all such shares set forth on Schedule A, together with any Company Common Stock that are hereafter issued to or otherwise acquired or owned by any Company Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”) and (ii) directly or indirectly owns the number of [Company Options, Company SARs or Company Restricted Shares] (the “Subject Options”) set forth opposite such Company Shareholder’s name on Schedule A; provided, that (i) no Subject Options beneficially owned by such Company Shareholder as of the date of this Agreement shall be considered Subject Shares prior to their exercise or vesting, as the case may be, and (ii) shares of Company Common Stock issued upon exercise or vesting of the Subject Options, shall be considered Subject Shares;

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a cash tender offer (as it may be amended from time to time, the “Offer”) to purchase all of the outstanding shares of Company Common Stock for consideration of a price per share as set forth in the Merger Agreement and that, following the acceptance of any payment for shares of Company Common Stock pursuant to the Offer, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have requested that each Company Shareholder agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Company Shareholder (in such Company Shareholder’s capacity as a holder of the Subject Shares and, if applicable, the Subject Options) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER AND VOTE; IRREVOCABLE PROXY

Section 1.1 Agreement to Tender. Each Company Shareholder agrees that no later than the fifth (5th) Business Day following the commencement of the Offer, such Company Shareholder shall tender, or cause to be tendered, into the Offer, pursuant to and in accordance with the terms of the Offer, all of the Subject Shares owned by such Company Shareholder as of the date of such tender (with respect to each Company Shareholder his, her or its “Tender Date”), free and clear of all Encumbrances of any nature whatsoever that would prevent such Company Shareholder from tendering its shares in accordance with this Agreement or otherwise complying with its obligations under this Agreement. If any Company Shareholder acquires any Subject Shares after such Company Shareholder’s Tender Date (including any subsequent offering period, if any), such Company Shareholder shall tender into the Offer such Subject Shares within three (3) Business Days following the date that such Company Shareholder shall acquires such Subject Shares.

(b) Each Company Shareholder agrees that once the Subject Shares are tendered into the Offer, such Company Shareholder shall not withdraw the tender of such Subject Shares unless the Offer shall have been terminated or shall have expired, in each case, in accordance with the terms of the Merger Agreement, or the Merger Agreement has been terminated in accordance with its terms.

Section 1.2 Agreement to Vote. From the date hereof until the termination of this Agreement in accordance with Section 5.1, except to the extent waived in writing by Parent in its sole and absolute discretion, at any special or annual meeting of the shareholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, each Company Shareholder shall vote (or cause to be voted) all of such Company Shareholder’s Subject Shares (to the extent the Subject Shares are not purchased in the Offer) and any other shares of capital stock of the Company owned, beneficially or of record, by such Company Shareholder during the term of this Agreement that are entitled to vote at such meeting or in such written consent (collectively, the “Voting Shares”): (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; and (ii) against the following actions (other than the Merger and the Transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal; (B) any arrangement or agreement related to any Acquisition Proposal; (C) any a liquidation, dissolution, winding up, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries; and (D) any other action, transaction or proposal involving the Company or any of its Subsidiaries that is intended or would reasonably be expected to, either individually or in the aggregate, impede, delay or adversely affect the Offer, the Merger or any other Transactions contemplated by the Merger Agreement.

(b) In the event that a meeting of the shareholders of the Company is held, each Company Shareholder shall, or shall cause the holder of record of its Voting Shares on any applicable record date to, appear at such meeting or otherwise cause its Voting Shares to be counted as present thereat for purposes of establishing a quorum. Each Company Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 1.2.

Section 1.3 Irrevocable Proxy. EACH COMPANY SHAREHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS PARENT AND ANY DESIGNEE OF PARENT AND EACH OF PARENT’S OFFICERS, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND EACH OF THEM INDIVIDUALLY, SUCH COMPANY SHAREHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH COMPANY SHAREHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF SHAREHOLDERS OF THE COMPANY, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE VOTING SHARES OWNED OR HELD BY SUCH COMPANY SHAREHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 1.2 HEREOF UNTIL THE TERMINATION OF THIS AGREEMENT, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH COMPANY SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.3 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. EACH COMPANY SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. EACH COMPANY SHAREHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE VOTING SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 1.2 HEREOF, AND NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY SUCH COMPANY SHAREHOLDER, EXCEPT AS REQUIRED BY ANY LETTER OF TRANSMITTAL IN CONNECTION WITH THE OFFER. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH COMPANY SHAREHOLDER

Each Company Shareholder hereby severally, and not jointly, represents and warrants to Parent and Merger Sub (as to such Company Shareholder) as follows:

Section 2.1 Authority; Binding Agreement. If such Company Shareholder is not a natural Person, (a) such Company Shareholder is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) such Company Shareholder has the full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and (c) the execution and delivery by such Company Shareholder of this Agreement, the performance by such Company Shareholder of its obligations hereunder and the consummation by such Company Shareholder of the transactions contemplated hereby have been duly and validly authorized by such Company Shareholder and (d) no other actions or proceedings on the part of such Company Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby. If such Company Shareholder is a natural Person, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within his or her legal capacity and requisite powers, and if this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by such Company Shareholder, and, assuming the due authorization, execution, and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 2.2 Consents and Approvals; No Violation. Except as may be set forth in the Merger Agreement and the Company Disclosure Schedule issued by the Company in connection therewith, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Company Shareholder, performance by such Company Shareholder of its obligations hereunder and the consummation by such Company Shareholder of the transactions contemplated hereby. None of the execution and delivery of this Agreement by such Company Shareholder, the performance by such Company Shareholder of its obligations hereunder and the consummation by such Company Shareholder of the transactions contemplated hereby or compliance by such Company Shareholder with any of the provisions of this Agreement shall (i) conflict with or result in any breach of any organizational documents, if applicable, of such Company Shareholder, (ii) require the consent or approval of any Person or result in a violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, or acceleration of the performance required by, any of the terms, conditions, or provisions of any Contract to which such Company Shareholder is a party or by which such Company Shareholder or any of such Company Shareholder’s properties or assets may be bound or result in the creation of any Encumbrance, on any properties or assets of the Company Shareholder, or (iii) subject to compliance with filing requirements as may be required under applicable securities Laws, violate any Law applicable to such Company Shareholder or any of such Company Shareholder’s properties or assets, except in each case under clauses (i), (ii) and (iii), where the absence of filing or authorization, conflict, violation, breach, or default would not impair or adversely affect the ability of such Company Shareholder to perform such Company Shareholder’s obligations hereunder.

Section 2.3 Ownership of Subject Shares; Total Shares. Such Company Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has valid title to, the Subject Shares, free and clear of all Encumbrances of any nature whatsoever (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as set forth on Schedule A attached hereto or provided hereunder and other than pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, such Company Shareholder does not own, beneficially or otherwise, any shares of Company Common Stock or Subject Options or other securities of the Company other than as set forth opposite such Company Shareholder’s name in Schedule A hereto.

Section 2.4 Voting Power. Such Company Shareholder has sole voting power (and has not appointed or granted a proxy for such voting power) and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, sole power of conversion, sole power to demand appraisal rights, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Company Shareholder’s Voting Shares, with no limitations, qualifications, or restrictions on such rights, except as set forth on Schedule A attached hereto or provided hereunder and subject only to applicable securities Laws and the terms of this Agreement.

Section 2.5 No Broker’s or Finder’s Fees. Except as contemplated by the Merger Agreement, no broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission, or the reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by or, to the knowledge of the Company Shareholder, on behalf of such Company Shareholder in such Company Shareholder’s individual capacity.

Section 2.6 Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of the Company Shareholder, threatened against, the Company Shareholder or any of its or his properties or assets (including the Subject Shares and the Subject Options) that would reasonably be expected to impair the ability of the Company Shareholder to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

Section 2.7 Reliance by Parent and Merger Sub. Such Company Shareholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon such Company Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company Shareholders as follows:

Section 3.1 Organization; Authority; Binding Agreement. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the

Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery thereof by each of the Company Shareholders, this Agreement constitutes a valid and legally binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.2 Consents and Approvals; No Violation.

(a) Except as may be set forth in the Merger Agreement, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by Parent or Merger Sub of their obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby. None of the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by Parent or Merger Sub of their obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby or compliance by each of Parent and Merger Sub with any of the provisions of this Agreement shall (i) conflict with or result in any breach of any organizational documents of Parent or Merger Sub, (ii) require the consent or approval of any Person or result in a violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, or acceleration of the performance required by, any of the terms, conditions, or provisions of any Contract to which such Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their properties or assets may be bound or result in the creation of any Encumbrance, on any properties or assets of the Parent or Merger Sub, or (iii) subject to compliance with filing requirements as may be required under applicable securities Laws, violate any Law applicable to Parent or Merger Sub or any of such Parent or Merger Sub’s properties or assets, except in each case under clauses (i), (ii) or (iii), where the absence of filing or authorization, conflict, violation, breach, or default would not impair or adversely effect the ability of each of Parent and Merger Sub to perform its obligations hereunder.

ARTICLE IV

COVENANTS OF EACH COMPANY SHAREHOLDER

Each Company Shareholder hereby severally, and not jointly, covenants and agrees as follows:

Section 4.1 Restriction on Transfer, Proxies, and Non-Interference. Except as contemplated by this Agreement or the Merger Agreement or as required by applicable Law, during the period beginning from the execution and delivery by the parties of this Agreement through the termination of this Agreement in accordance with Section 5.1, each Company Shareholder shall not directly or indirectly (a) offer for sale or redemption, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any Contract with respect to the Transfer of, any or all of such Company Shareholder’s Subject Shares or Subject Options or any other securities of the Company to any Person (including any short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security), other than pursuant to the Merger Agreement or the Offer or in connection with the exercise of any Subject Options (it being understood and agreed that any shares of Company Common Stock issued upon the exercise of Company Options or deemed issued upon the vesting of any Company SARs or Company Restricted Shares shall be subject to the restrictions set forth in this Section 4.1); (b) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of such Company Shareholder’s Subject Shares; (c) deposit any of such Company Shareholder’s Subject Shares or Subject Options into a voting trust or enter into a voting agreement with respect to any of such Company Shareholder’s Subject Shares or Subject Options, other than pursuant to this Agreement or (d) take any action that would make or would reasonably be expected to make, any representation or warranty of such Company Shareholder contained in this Agreement to be untrue or incorrect in any material respect (other than as a result of the Transfer of any Subject Shares or Subject Options pursuant to the Merger Agreement or the Offer) if made by such Company Shareholder as of any date in which this Agreement is in effect or that would reasonably be expected to have the effect of preventing or disabling or delaying such Company Shareholder from performing such Company Shareholder’s obligations under this Agreement; provided, however, that the actions described in Section 4.1(a) and Section 4.1(c) shall be permitted to the extent such action is the result of a donative transfer to any immediate family member of the Company Shareholder or a charitable organization or a trust for the benefit of such Company Shareholder and such immediate family member, charitable organization or transferee agrees in writing to be bound by the terms hereof. The Company Shareholder shall not, and shall not permit any Person under its control or on its behalf or any of its or such Person’s respective Representatives to, seek or solicit any such Transfer or any such Contract.

Section 4.2 Stop Transfer; Changes in Subject Shares. Each Company Shareholder agrees with, and covenants to, Parent and Merger Sub that (a) this Agreement and the obligations hereunder shall attach to such Company Shareholder’s Subject Shares and Subject Options and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including, without limitation, such Company Shareholder’s successors or assigns and (b) such Company Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Company Shareholder’s Subject Shares or Subject Options, unless such transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Subject Shares or Subject Options, the transferor shall remain liable for the performance of all of the obligations of the applicable Company Shareholder under this Agreement, except for any such Transfer pursuant to the Merger Agreement or the Offer.

Section 4.3 Appraisal Rights. Each Company Shareholder hereby waives any rights of appraisal, dissenter’s rights or similar rights in connection with the Merger and the other Transactions that such Company Shareholder may have under applicable Law, including but not limited to any right such Company Shareholder may have under Section 60.551 et seq of the OBCA.

Section 4.4 Additional Securities. In the event any Company Shareholder becomes the record or beneficial owner of (a) any shares of Company Common Stock or any other securities of the Company, (b) any securities which may be converted into or exchanged or exercised for such shares or other securities of the Company or (c) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or other securities of the Company (including as a result of any stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares on, of or affecting the Subject Shares or the shares of Company Common Stock) (collectively, “Additional Securities”), the terms of this Agreement shall apply to any of such Additional Securities as though owned by such Company Shareholder on the date of this Agreement.

Section 4.5 Shareholder and Optionholder Capacity. Each Company Shareholder enters into this Agreement solely in its capacity as the record or beneficial owner of its Subject Shares and Subject Options. Nothing contained in this Agreement shall limit the rights and obligations of any Company Shareholder, any of its Affiliates, Representatives or any employee of any of its Affiliates in his or her capacity as a director or officer of the Company, and the agreements set forth herein shall in no way restrict any director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company.

Section 4.6 No Solicitation. During the term of this Agreement, each Company Shareholder (solely in the Company Shareholder’s capacity as such) shall not, and shall not authorize or permit any Representative to act on such Company Shareholder’s behalf in order to, directly or indirectly, engage in any conduct as to which the Company is prohibited by Section 5.2 of the Merger Agreement; provided, however, that nothing herein shall prevent Company Shareholder from acting in his or her capacity as an employee, officer or director of the Company, or taking any action in such capacity (including at the direction of the board of directors of the Company), but only in either such case as and to the extent permitted by Section 5.2 of the Merger Agreement.

Section 4.7 Notice of Certain Events. Each Company Shareholder agrees to promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Company Shareholder set forth herein.

Section 4.8 Disclosure. Each Company Shareholder (a) consents to and authorizes the Parent, Merger Sub and its affiliates to publish and disclose each Company Shareholder’s identity and ownership of the Subject Shares and Subject Options and the nature of its commitments, arrangements and understandings under this Agreement in any announcement or disclosure filed or required by the SEC or other Governmental Authority, the Offer Documents, or any press release or other disclosure document that Parent determines to be necessary in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (b) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Each Company Shareholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect. Without the prior written consent of Parent, each Company Shareholder shall refrain from making any public announcement relating to this Agreement, the Merger Agreement or the Transactions contemplated by the Merger Agreement (including the Offer and the Merger).

Section 4.9 Street Name Subject Shares. Each Company Shareholder agrees to deliver a letter to each financial intermediary or other Person through which such Company Shareholder holds Subject Shares that informs such Person of the Company Shareholder’s obligations under this Agreement and that informs such Person that such Person may not act in disregard of such obligations without the prior written consent of Parent.

Section 4.10 Further Assurances. Subject to the terms and conditions of this Agreement, each Company Shareholder shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary to fulfill such Company Shareholder’s obligations under this Agreement.

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement and the covenants and agreements set forth in this Agreement shall terminate automatically (without any further action of the parties) upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the termination or expiration of the Offer, without any Subject Shares being accepted for payment thereunder, (c) the Effective Time, and (d) the amendment of the terms of the Offer or the Merger Agreement to reduce the Offer Price, change the form of consideration to be paid for the Company Common Stock or change any other material term of the Merger Agreement or the Offer in a manner that is materially adverse to the Company Shareholders. In the event of termination of this Agreement pursuant to this Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, that, no such termination shall relieve any party from liability for any breach hereof prior to such termination, and this Section 5.1 and Article VI shall survive any such termination.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered personally, facsimiled (with electronic confirmation), mailed by certified or registered mail (postage prepaid, return receipt requested), sent by an internationally recognized overnight courier service (providing proof of delivery) or by email transmission (with copies by overnight courier service or registered mail) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be effective and deemed to have been given (a) immediately when sent by facsimile or email between 9:00 A.M. and 6:00 P.M. in the place of receipt on any Business Day (and when sent outside of such hours, at 9:00 A.M. (in the place of receipt) on the next Business Day), and (ii) when received if delivered personally or overnight courier service or certified or registered mail on any Business Day:

If to the Company Shareholders: To such Company Shareholder’s address, facsimile number or e-mail address set forth on such signature page hereto.

If to Parent or Merger Sub, to:

Toyota Industries Corporation

Legal Department

2-1 Toyoda-cho, Kariya-shi

Aichi, 448-8671, Japan

Facsimile No.: +81 566 27 5656

Attention:      Hirotoshi Nakamura

Email:            hirotoshi.nakamura@mail.toyota-shokki.co.jp

with a copy to (which copy shall not constitute notice or service of process):

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Facsimile No.: (212) 354-8113

Attention:       John M. Reiss, Esq.

Email:             jreiss@whitecase.com

Section 6.2 Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or electronic transmission), all of which shall be considered one and the same agreement and each of which shall be deemed to be an original, and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties

Section 6.3 Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement; (b) is not intended, and shall not be deemed, to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, benefits or remedies under this Agreement.

Section 6.4 Governing Law. This Agreement and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Oregon or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 6.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent or to any Affiliate of which Merger Sub is a wholly-owned Subsidiary, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 6.6 Enforcement of the Agreement; Consent to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. It is accordingly agreed that the parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. In addition, each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware) with respect to any dispute arising out of, relating to, or in connection with this Agreement or the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any Action arising out of, relating to or in connection with this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware). The parties irrevocably and unconditionally waive any objection to the laying of venue of any Action arising out of this Agreement or the Transactions in the Court of Chancery of the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware), and hereby further irrevocably and unconditionally waive and agree not to assert by way of motion, defense or otherwise in any such court that (i) such party is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) such party or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) any such Action brought in any such court has been brought in an inconvenient forum, (iv) that the venue of the such Action is improper, or (v) that this Agreement or the Transactions contemplated by this Agreement may not be enforced in or by such courts. The consents to jurisdiction set forth in this Section 6.6 shall not constitute general consents to service of process in the jurisdictions specified above and shall have no effect for any purpose except as provided in this Section 6.6 and shall not be deemed to confer rights on any Person other than the parties hereto. Each of the Parent, Merger Sub and each Company Shareholder hereby agrees that in addition to any other legally permissible means of service, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.1 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the Transactions, including the Merger.

Section 6.7 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY SHAREHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY SHAREHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 6.8 Amendments, Waivers, etc. Neither this Agreement nor any term hereof may be amended other than by an instrument in writing signed by Parent, Merger Sub and the Company Shareholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, except that this Agreement may be terminated as set forth in Section 5.1.

Section 6.9 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 6.10 Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 6.11 Severability. If any term or other provision of this Agreement, or the application thereof, becomes or is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 6.12 Section Headings. The article and section headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.13 Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented. Article, section and schedule references are to the articles, sections and schedules of this Agreement unless otherwise specified, are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference to “$”, without more are to the lawful currency of United States of America. Any reference in this Agreement to a number of days shall refer to calendar days unless Business Days are specified, and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day. Any reference to a date or time shall be deemed to be such date or time in the Pacific time zone, unless otherwise specified. The phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties. Any reference to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including email, provided, that the sender complies with the provisions of Section 6.1 hereof). The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

[SIGNATURE PAGES FOLLOW]

CONFIDENTIAL

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

PARENT:

TOYOTA INDUSTRIES CORPORATION

By:	/s/ Tetsuro Toyoda
Name:	Tetsuro Toyoda
Title:	President

MERGER SUB:

INDUSTRIAL COMPONENTS AND ATTACHMENTS II, INC.

By:	/s/ Kyoichi Maruyama
Name:	Kyoichi Maruyama
Title:	President

[Signature Page to Tender and Voting Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

COMPANY SHAREHOLDERS:

/s/ Robert C. Warren, Jr.
Robert C. Warren, Jr.

Address for notices:
P.O. Box 20187
Portland, OR 97294-0187

WARREN HOLDINGS, LLC

By:	/s/ Robert C. Warren, Jr.
Name:	Robert C. Warren, Jr.
Title:	Manager

By:	/s/ Wendy Warren
Name:	Wendy Warren
Title:	Manager

Address for notices:
2365 S.W. Madison st
Portland, Oregon 97205

[Signature Page to Tender and Voting Agreement]

Schedule A

Company Shareholders

Company Shareholder	Subject Shares		Subject Options
Warren Holdings, LLC	1,465,866	[1]	-0-
Robert C. Warren, Jr.	101,861	[2]	298,587	[3]

[1]	Voting and investment power with respect to these Subject Shares is shared by Robert C. Warren, Jr. and Wendy Warren, the managers of Warren Holdings, LLC.
[2]	Excludes 91 shares held in a 401(k) plan for the benefit of Mr. Warren, 1,200 shares owned by Mr. Warren’s spouse (as to which Mr. Warren disclaims beneficial ownership), and all Subject Options.
[3]	Consists of 22,498 unvested Company Restricted Shares, 76,900 Company Options, and 199,189 Company SARs.

[Signature Page to Tender and Voting Agreement]